Exhibit (a)(2)

FOR FURTHER INFORMATION:

NEWS BULLETIN	RE:

FROM:

15301 Ventura Blvd., Bldg B, Suite 300 Sherman Oaks, CA 91403 (818) 662-9800 NYSE: SZ

AT THE COMPANY:		AT FINANCIAL RELATIONS BOARD:
Keith Wall	Liz Baskerville	Laurie Berman	Tricia Ross
Vice President and CFO	Director, Planning	General Information	Investor/Analyst Contact
(818) 662-9800	(818) 662-9800	(310) 854-8315	(617) 520-7064

FOR IMMEDIATE RELEASE

WORLDWIDE RESTAURANT CONCEPTS, INC. SETS SPECIAL MEETING OF STOCKHOLDERS IN CONNECTION WITH PROPOSED MERGER WITH AFFILIATES OF PACIFIC EQUITY PARTNERS PTY LIMITED

SHERMAN OAKS, Calif., August 22, 2005 — Worldwide Restaurant Concepts, Inc. (NYSE: SZ) announced today that it has scheduled a special meeting of its stockholders to vote on the previously announced merger agreement with affiliates of leading Australasian private equity firm, Pacific Equity Partners.  The special meeting will be held on Wednesday, September 21, 2005 at 10:00 AM PST at the headquarters of Worldwide Restaurant Concepts in Sherman Oaks, California.

Stockholders of record at the close of business on August 19, 2005, the record date for the special meeting, will be entitled to vote at the meeting.  The transaction is subject to the approval of the stockholders of Worldwide Restaurant Concepts at the special meeting, as well as customary closing conditions, including receipt of certain third party consents, including, but not limited to, the approval by YUM! Brands, Inc. of the transfer of franchise agreements for KFC® stores in Australia, and receipt by Pacific Equity Partners of equity and debt financing required to complete the transaction.

In connection with the proposed merger, Worldwide Restaurant Concepts filed a preliminary proxy statement with the Securities and Exchange Commission on June 15, 2005 and will file and mail a definitive proxy statement to its stockholders on or about August 24, 2005.  Stockholders and investors are urged to read the definitive proxy statement regarding the proposed merger when it becomes available because it will contain important information.  Stockholders and investors may obtain a free copy of the definitive proxy statement (when available) and other related documents filed by Worldwide Restaurant Concepts with the SEC at their website at www.sec.gov.  The definitive proxy statement (when available) and the other documents may also be obtained for free by accessing Worldwide Restaurant Concept’s website at www.wrconcepts.com.  Worldwide Restaurant Concepts, Pacific Equity Partners and their respective officers and directors may be deemed to be participants in the solicitation of proxies with respect to the transactions contemplated by the merger agreement.

- more -

Information about the participants in the solicitation will be set forth in the definitive proxy statement to be filed with the SEC.

This press release is not a proxy statement.  Worldwide Restaurant Concepts has not yet filed a definitive proxy statement in connection with the solicitation of proxies relating to the proposed transaction.  Stockholders of Worldwide Restaurant Concepts will receive such a statement and a proxy card in connection with the solicitation.

About Worldwide Restaurant Concepts

Worldwide Restaurant Concepts, Inc. operates, franchises or joint ventures 310 Sizzler® restaurants worldwide, 112 KFC® restaurants located primarily in Queensland, Australia, and 21 Pat & Oscar’s® restaurants.  Worldwide Restaurant Concepts reported revenues of $354.8 million for its fiscal year ended April 30, 2005, and a net loss of 21.3 million, or $0.77 per diluted share. Additional information about the Company can be found at www.wrconcepts.com.

About Pacific Equity Partners

Pacific Equity Partners is a leading Australasian private equity firm focusing on buyouts and late stage expansion capital.  The firm has been actively investing since 1998 and currently has over A$700 million of equity funds under management. Pacific Equity Partners works with management teams, providing experience and capital resources to grow value in a range of business situations. Additional information about Pacific Equity Partners can be found at www.pep.com.au.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, particularly statements related to enhancing stockholder value through a possible sale of the Company or other alternatives.  These statements relate to expectations about future events or results and are based upon information available to the Company as of today’s date.  They also involve certain risks and uncertainties regarding the Company’s business and operations and the restaurant industry.  These forward-looking statements are not guarantees of the future performance of the Company and actual events or results may vary materially from the events and results discussed in this press release or in any other forward-looking statements made by or on behalf of the Company.  The Company cautions that these forward-looking statements are qualified further by other important factors, including, but not limited to, the outcome and effects of the Company’s exploration of strategic alternatives and the risks and cautionary statements set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2005 and its other filings with the Securities and Exchange Commission.  The Company disclaims any obligation to update or revise any of the forward-looking statements contained herein to reflect future events or developments.